Exhibit (d)(4)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

WHEREAS, Shelton Funds, a Delaware statutory trust (the “Trust”) and CCM Partners, LP, a California limited partnership d/b/a Shelton Capital Management (the “Adviser”), are parties to that certain Investment Advisory Agreement dated January 1, 2007 (the “Agreement”); and

WHEREAS, the Agreement references California Investment Trust as the Trust.

NOW, THEREFORE, the Trust and the Adviser hereby agree to amend the Agreement to remove all references to California Investment Trust and replace them with Shelton Funds.

IN WITNESS WHEREOF, the undersigned execute this amendment to the Agreement this 14th day of February 2019.

Shelton Funds:

By:	/s/Keven Kogler
Name:	Keven Kogler
Trustee

CCM Partners, LP:

By:	/s/Stephen C. Rogers
Name:	Stephen C. Rogers
CEO